Tanger Factory Outlet Centers, Inc.

News Release
For Release:IMMEDIATE RELEASE
Contact:Frank C. Marchisello, Jr.
(336) 834-6834

TANGER REPORTS YEAR END RESULTS FOR 2007
12.6% Increase in Total FFO
5.3% Increase in Same Center NOI

Greensboro, NC, February 12, 2008, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported strong financial results for the quarter and year ended December 31, 2007.  Funds from operations available to common shareholders (“FFO”), a widely accepted supplemental measure of REIT performance, for the three months ended December 31, 2007, increased 12.3% to $26.3 million, or $0.70 per share, as compared to FFO of $23.4 million, or $0.63 per share, for the three months ended December 31, 2006.  For the year ended December 31, 2007, FFO increased 12.6% to $93.7 million, or $2.48 per share, as compared to FFO of $83.2 million, or $2.24 per share, for the year ended December 31, 2006.

Net income available to common shareholders for the three months ended December 31, 2007 increased 23.3% to $9.1 million, or $0.28 per share, compared to $7.4 million, or $0.23 per share for the fourth quarter of 2006.   During the first quarter of the previous year, Tanger recognized a net gain on the sale of real estate of $13.8 million.  As a result, the company reported net income available to common shareholders of $31.9 million, or $1.03 per share for the year ended December 31, 2006, compared to $23.0 million, or $0.72 per share for the current year.  Income from continuing operations for the year ended December 31, 2007 increased 11.8% to $28.5 million, or $0.72 per share, compared to $25.5 million, or $0.64 per share, for the year ended December 31, 2006.

Net income and FFO per share amounts above are on a diluted basis.  FFO is a supplemental non-GAAP financial measure used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO is included in this release.

Highlights of Achievements

•	8.6% increase in same center net operating income for the fourth quarter of 2007, 5.3% increase for the year

•	39.7% average increase in base rental rates on 610,000 square feet of re-leased space during 2007, compared to a 22.9% average increase in the prior year

•	13.9% increase in average base rental rates on 1.2 million square feet of signed renewals during 2007, compared to an 11.4% average increase in the prior year

•	97.6% occupancy rate for wholly-owned stabilized properties, compared to 97.3% as of September 30, 2007 and 97.5% as of December 31, 2006

•	$342 per square foot in reported tenant comparable sales for the rolling twelve months ended December 31, 2007, up 1.2% compared to the twelve months ended December 31, 2006

•	Increase in unsecured line of credit capacity by 50% from $200 million to $300 million

•	32.2% debt-to-total market capitalization ratio, 3.38 times interest coverage ratio for the year

Stanley K. Tanger, Chairman of the Board and Chief Executive Officer, commented, “Our annual FFO per share of $2.48 was at the high end of the most recent guidance.  The core business continued to produce solid results as same center NOI for the year was up 5.3%.  Our management team is energized and looking forward to what should be a successful 2008.”

National Platform Continues to Drive Operating Results

Tanger’s broad geographic representation and established brand name within the factory outlet industry continues to generate solid operating results.  The company’s portfolio of properties had a year-end occupancy rate of 97.6%, representing the 27th consecutive year since the company commenced operations in 1981 that it has achieved a year-end portfolio occupancy rate at or above 95%.

During 2007, Tanger executed 460 leases, totaling 1,856,000 square feet relating to its existing, wholly-owned properties.  For the year, 1,246,000 square feet of renewals generated a 13.9% increase in average base rental rates, and represented 79.2% of the square feet originally scheduled to expire during 2007.  Average base rental rates on re-tenanted space during the year increased 39.7% and accounted for the remaining 610,000 square feet.

Tanger continues to derive its rental income from a diverse group of national brand name manufacturers and retailers with no single tenant accounting for more than 7.9% of its gross leasable area and 5.4% of its total base and percentage rentals.

Same center net operating income increased 8.6% for the fourth quarter and 5.3% for the year ended December 31, 2007 compared to the same periods in 2006.  This follows same center net operating income increases of 3.1% in 2006, 3.8% in 2005 and 1.2% in 2004.

Reported tenant comparable sales per square foot for the rolling three months ended December 31, 2007 increased 1.8%, while sales for the rolling twelve months ended December 31, 2007 increased 1.2% to $342 per square foot.  Tanger’s average tenant occupancy cost as a percentage of average sales was 7.7% for 2007 compared to 7.4% in 2006, 7.5% in 2005 and 7.3% in 2004.

Investment Activities Provide Future Earnings Growth

Tanger continues the development, construction and leasing of two previously announced sites located in Washington County, south of Pittsburgh, Pennsylvania and in Deer Park (Long Island), New York.  In response to strong tenant demand for space, Tanger increased the size of the initial phase of the Pittsburgh center from 308,000 square feet to 370,000 square feet, with leases for approximately 63% of the first phase signed and an additional 20% under negotiation or out for signature.  The company currently expects delivery of the initial phase in the second quarter of 2008, with stores opening by the end of the third quarter of 2008.  The Pittsburgh center will be wholly owned by Tanger.

The company currently expects the Deer Park center will contain over 800,000 square feet upon final build-out.  Site work and construction continues on an initial phase of approximately 682,000 square foot.  The company has approximately 51% of the space signed and an additional 22% under negotiation or out for signature.  Tanger currently expects the project will be delivered in the second quarter of 2008, with stores opening by the end of the third quarter of 2008.   The Deer Park property is owned through a joint venture of which Tanger and two venture partners each own a one-third interest.

Tanger has signed an option on a potential new development site located in Mebane, North Carolina on the highly traveled Interstate 40/85 corridor.  The company also has an additional site under control in Port St. Lucie, Florida at Exit 118 on Interstate I-95.  Tenant interest in these two new locations appears to be strong and Tanger is continuing with its predevelopment work.

Successful Increase in Unsecured Credit Lines Provides Additional Liquidity

As of December 31, 2007, the company had $33.9 million in floating rate debt outstanding, representing 4.8% of its total debt.  Tanger’s total market capitalization as of December 31, 2007 was approximately $2.2 billion, with $706.3 million of debt outstanding, equating to a debt to total market capitalization of 32.2% as of December 31, 2007.  During the year ended December 31, 2007, the company continued to maintain an interest coverage ratio of 3.38 times.

In January 2008, the company successfully increased it unsecured line of credit capacity by 50% from $200 million to $300 million and has obtained commitments for an additional $25 million, which Tanger expects to close during February 2008.  The borrowing rate on the lines of credit remained the same, ranging from LIBOR plus 75 basis points to LIBOR plus 85 basis points.

On February 15, 2008, the company’s $100 million, 9 1/8% unsecured senior notes mature.  Tanger currently expects to refinance these notes in the short term with amounts available under its unsecured lines of credit.  On July 10, 2008 the company’s only remaining mortgage loan with a principal balance of $172.7 million and bearing interest at a rate of 6.59% will become payable at Tanger’s option.  At that time, the company can decide to repay the loan in full, or it can continue to make monthly payments on the loan at a revised interest rate of 8.59%.  Tanger can then repay the loan in full on any monthly payment date without penalty.  The final maturity date on the loan is July 10, 2028.  Tanger is currently analyzing its various options with respect to refinancing this mortgage.

In 2008 Tanger Expects Additional Growth in FFO Per Share

Based on Tanger’s internal budgeting process, the company’s view on current market conditions, and the strength and stability of its core portfolio, Tanger currently believes its net income available to common shareholders for 2008 will be between $0.93 and $1.01 per share and its FFO available to common shareholders for 2008 will be between $2.60 and $2.68 per share.  The company’s earnings estimates do not include the impact of any potential sales or acquisitions of properties.  The following table provides the reconciliation of estimated diluted FFO per share to estimated diluted net income per share:
Low Range               High Range
Estimated diluted net income per common share                     $  0.93         $  1.01
Minority interest, gain/loss on the sale of real estate,
depreciation and amortization uniquely
significant to real estate including minority interest
share and our share of joint ventures                         1.67             1.67
Estimated diluted FFO per share                                 $  2.60          $  2.68

The mid point of the company’s guidance range represents a 6.5% growth in FFO for 2008.  Tanger projects same center net operating income growth of approximately 4%.

Year End Conference Call

Tanger will host a conference call to discuss its year end 2007 results for analysts, investors and other interested parties on Wednesday, February 13, 2008, at 10:00 A.M. eastern time.  To access the conference call, listeners should dial 1-877-277-5113 and request to be connected to the Tanger Factory Outlet Centers fourth quarter and year end 2007 financial results call.  Alternatively, the call will be web cast by CCBN and can be accessed at Tanger Factory Outlet Centers, Inc.'s web site at http://www.tangeroutlet.com/investorrelations/news/ under the News Releases section.
A telephone replay of the call will be available from February 13, 2008 starting at 11:00 A.M. Eastern Time through 11:59 P.M., February 29, 2008, by dialing 1-800-642-1687 (conference ID # 29901085).  Additionally, an online archive of the broadcast will also be available through February 29, 2008.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc. (NYSE: SKT) is a fully integrated, self-administered and self-managed publicly traded REIT.  The company currently owns 29 centers in 21 states coast to coast, totaling approximately 8.4 million square feet of gross leasable area.  Tanger also owns a 50% interest in two centers containing approximately 667,000 square feet.   Tanger is filing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended December 31, 2007.   For more information on Tanger Outlet Centers, visit our web site at www.tangeroutlet.com.

Estimates of future net income per share and FFO per share are by definition, and certain other matters discussed in this press release regarding the renewal and re-tenanting of space, tenant sales and sales trends, interest rates, funds from operations, the development of new centers, coverage of the current dividend and the impact of sales of land parcels may be, forward-looking statements within the meaning of the federal securities laws.  These forward-looking statements are subject to risks and uncertainties.  Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the availability and cost of capital, our ability to lease our properties, our inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition.  For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (and December 31, 2007, when available).

TANGER FACTORY OUTLET CENTERS, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006
REVENUES
Base rentals (a)	$38,210	$36,285	$146,824	$138,101
Percentage rentals	3,323	2,890	8,757	7,182
Expense reimbursements	18,482	17,126	65,978	58,397
Other income (b)	1,963	2,034	7,206	7,282
Total revenues	61,978	58,335	228,765	210,962

EXPENSES
Property operating	20,490	20,119	74,383	68,302
General and administrative	4,911	4,402	19,007	16,706
Depreciation and amortization	14,940	14,034	63,810	57,012
Total expenses	40,341	38,555	157,200	142,020
Operating income	21,637	19,780	71,565	68,942
Interest expense (c)	9,851	9,919	40,066	40,775
Income before equity in earnings of
unconsolidated joint ventures, minority
interest and discontinued operations	11,786	9,861	31,499	28,167
Equity in earnings of unconsolidated joint ventures	443	297	1,473	1,268
Minority interest in operating partnership	(1,778)	(1,446)	(4,494)	(3,970)
Income from continuing operations	10,451	8,712	28,478	25,465
Discontinued operations, net of minority interest (d)	22	47	98	11,844
Net income	10,473	8,759	28,576	37,309
Less applicable preferred share dividends	(1,406)	(1,406)	(5,625)	(5,433)
Net income available to common shareholders	$9,067	$7,353	$22,951	$31,876

Basic earnings per common share:
Income from continuing operations	$.29	$.24	$.74	$.65
Net income	$.29	$.24	$.74	$1.04

Diluted earnings per common share:
Income from continuing operations	$.29	$.23	$.72	$.64
Net income	$.29	$.23	$.72	$1.03

Summary of discontinued operations (d)
Operating income from discontinued operations	$21	$56	$112	$365
Gain on sale of real estate	6	---	6	13,833
Income from discontinued operations	27	56	118	14,198
Minority interest in discontinued operations	(5)	(9)	(20)	(2,354)
Discontinued operations, net of minority interest	$22	$47	$98	$11,844

(a) Includes straight-line rent and market rent adjustments of $832 and $855 for the three months ended and $4,023 and $3,686 for the years ended December 31, 2007 and 2006, respectively.
(b) Includes gains on sale of outparcels of land of $402 for the year ended December 31, 2006.
(c) Includes prepayment premium and deferred loan cost write offs of $917 for the year ended December 31, 2006.
(d) In accordance with SFAS No. 144 ”Accounting for the Impairment or Disposal of Long Lived Assets,” the results of operations for properties disposed of during the year or classified as held for sale as of the end of the year in which we have no significant continuing involvement have been reported above as discontinued operations for the periods presented.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	December 31,	December 31,
	2007	2006
ASSETS:
Rental property
Land	$130,075	$130,137
Buildings, improvements and fixtures	1,104,459	1,068,070
Construction in progress	52,603	18,640
	1,287,137	1,216,847
Accumulated depreciation	(312,638)	(275,372)
Rental property, net	974,499	941,475
Cash and cash equivalents	2,412	8,453
Investments in unconsolidated joint ventures	10,695	14,451
Deferred charges, net	44,804	55,089
Other assets	27,870	21,409
Total assets	$1,060,280	$1,040,877

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY:
Liabilities
Debt
Senior, unsecured notes (net of discount of $759 and $832,
respectively)	$498,741	$498,668
Mortgages payable (including premium of $1,046 and $3,441,
respectively)	173,724	179,911
Unsecured lines of credit	33,880	---
Total debt	706,345	678,579
Construction trade payables	23,813	23,504
Accounts payable and accrued expenses	47,185	25,094
Total liabilities	777,343	727,177
Commitments
Minority interest in operating partnership	33,733	39,024
Shareholders’ equity
Preferred shares, 7.5% Class C, liquidation preference $25 per share, 8,000,000 authorized, 3,000,000 shares
issued and outstanding at December 31, 2007 and 2006	75,000	75,000
Common shares, $.01 par value, 150,000,000 authorized, at
31,329,241 and 31,041,336 shares issued and outstanding
December 31, 2007 and 2006, respectively	313	310
Paid in capital	351,817	346,361
Distributions in excess of earnings	(171,625)	(150,223)
Accumulated other comprehensive income (loss)	(6,301)	3,228
Total shareholders’ equity	249,204	274,676
Total liabilities, minority interest and shareholders’
equity	$1,060,280	$1,040,877

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006

FUNDS FROM OPERATIONS (a)
Net income	$10,473	$8,759	$28,576	$37,309
Adjusted for:
Minority interest in operating partnership	1,778	1,446	4,494	3,970
Minority interest, depreciation and amortization
attributable to discontinued operations	5	57	165	2,661
Depreciation and amortization uniquely significant to
real estate – consolidated	14,865	13,967	63,506	56,747
Depreciation and amortization uniquely significant to
real estate – unconsolidated joint ventures	626	623	2,611	1,825
Gain on sale of real estate	(6)	---	(6)	(13,833)
Funds from operations (FFO)	27,741	24,852	99,346	88,679
Preferred share dividends	(1,406)	(1,406)	(5,625)	(5,433)
Funds from operations available to commonshareholders	$26,335	$23,446	$93,721	$83,246
Funds from operations available to common
shareholders per share – diluted	$.70	$.63	$2.48	$2.24

WEIGHTED AVERAGE SHARES
Basic weighted average common shares	30,867	30,651	30,821	30,599
Effect of exchangeable notes	478	310	478	117
Effect of outstanding share and unit options	202	247	214	240
Effect of unvested restricted share awards	178	172	155	125
Diluted weighted average common shares (for earnings	31,725	31,380	31,668	31,081
per share computations)
Convertible operating partnership units (b)	6,067	6,067	6,067	6,067
Diluted weighted average common shares (for funds
from operations per share computations)	37,792	37,447	37,735	37,148

OTHER INFORMATION
Gross leasable area open at end of period -
Wholly owned	8,398	8,388	8,398	8,388
Partially owned – unconsolidated	667	667	667	667
Managed	---	293	---	293

Outlet centers in operation -
Wholly owned	29	30	29	30
Partially owned – unconsolidated	2	2	2	2
Managed	---	3	---	3

States operated in at end of period (c)	21	21	21	21
Occupancy percentage at end of period (c) (d)	97.6%	97.5%	97.6%	97.5%

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
FOOTNOTES TO SUPPLEMENTAL INFORMATION

(a) FFO is a non-GAAP financial measure.  The most directly comparable GAAP measure is net income (loss), to which it is reconciled.  We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report.  FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance.  FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate and after adjustments for unconsolidated partnerships and joint ventures.  We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies.  FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity.  FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

(b) The convertible operating partnership units (minority interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

(c) Excludes Myrtle Beach, South Carolina Hwy 17 and Wisconsin Dells, Wisconsin properties for the 2007 and 2006 periods which are operated by us through 50% ownership joint ventures and excludes two centers for the 2006 periods for which we only had management responsibilities.

(d) Excludes our wholly-owned, non-stabilized center in Charleston, South Carolina for the 2006 periods.